EXHIBIT 10.2

AGREEMENT ON CONFIDENTIALITY, Trade secrets,
assignment of intellectual property, Competition and non-solicitation

THIS AGREEMENT ON CONFIDENTIALITY, TRADE SECRETS, ASSIGNMENT OF INTELLECTUAL PROPERTY, COMPETITION AND NON-SOLICITATION (this “Agreement”) is entered into by and between Mayville Engineering Company, Inc. (“MEC” or the “Company”), and the employee identified on the signature page of this Agreement (“Employee”).  It is entered into to protect and preserve MEC’s rights in various intellectual property, confidential information, trade secrets, and business assets, and to protect MEC from unfair competition.

1.BACKGROUND.  MEC is a leading U.S.-based contract manufacturer that provides a broad range of prototyping and tooling, production fabrication, coating, assembly and aftermarket services. MEC’s customers operate in diverse end markets, including heavy- and medium-duty commercial vehicle, construction, powersports, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure in 20 facilities across seven states. These facilities make it possible to offer conventional and CNC stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting.  The Company enjoys a competitive advantage in a highly competitive market because of its continuous research and development of the processes and practices it uses to design and manufacture products, including the development and expansion of products, markets, services and customer relations.  The Company has customers, customer relationships, intellectual property, confidential information and other business assets (some of which is more particularly identified below) by virtue of the work it performs and continues to develop and acquire further customers, confidential information, intellectual property and assets.  MEC has expended significant time, money and effort in developing that competitive edge and takes measures to protect it, including the regular use of computer passwords, locks and other security measures.

2.DEFINITIONS.

a.Protected Information.  “Protected Information” means Company information not generally known to, and not readily ascertainable through proper means by, the Company’s competitors on matters such as customer lists, customer information, and customer needs; nonpublic financial information; marketing, business and strategic plans; business methods; research strategies and plans; patent applications; sales and marketing plans; future market and product plans; Company (not individual) know-how; trade secrets; Company research and development, techniques, processes, product development, work processes or methodologies; production machinery, tools, raw materials and methodologies; analytical analyses, product analyses, inventions, formulaic work, formulas, formulaic techniques, analytical methodology, efficacy data and testing data; technology, drawings, engineering, code, code writing, software (and hardware) development and platform development; mechanical development and research, and all drawings or engineering for the same; and other information of a technical or economic nature relating to the Company’s business, and to which Employee has access.  Protected Information includes negative know-how, which is information about what the Company has tried that did not work, if that information is not generally known or easily ascertainable by the Company’s competitors and would give them an advantage in knowing what not to do.  Information, data, and materials received by the Company from others in confidence (or subject to nondisclosure or similar covenants that is of the same character as that described in this paragraph, shall also be deemed to be and shall be Protected Information.

Notwithstanding the foregoing, Protected Information shall not include information that Employee can prove: (i) was in the public domain, being publicly and openly known through lawful and proper means; (ii) was independently developed or acquired by Employee without reliance in any way on other Protected Information of the Company or any customer, client or partner; or, (iii) was approved by the Company for use and disclosure by Employee without restriction.

b.Company Customer.  “Company Customer” is limited to those customers, clients or partners who did business with the Company within the most recent twenty-four (24) months of Employee’s employment and (a) about whom Employee, as a result of his employment, had access to information or goodwill as a normal part of Employee’s job performance that would assist in solicitation of such Company Customer, or (b) with whom

Employee personally dealt on behalf of the Company in the twelve (12) months immediately preceding the last day of Employee’s employment and that Employee was introduced to or otherwise had business contact with such Company Customer as a result of his employment with the Company.  “Company Customer” shall also include an individual or business to whom a pitch to solicit or secure business or a sale was prepared (even if not yet made) within the 12-month period preceding the end of Employee’s employment, and with which Employee had not insignificant involvement in the preparation, or had exposure to specific information developed for that particular pitch.

c.Competitive Services.  “Competitive Services” means services of the type that the Company provided or offered to its customers, clients or partners at any time during the twelve (12) months immediately preceding the last day of Employee’s employment with the Company.  “Competitive Services” also includes those services that the Company was in the process of developing or which it was actively engaged in research and development to offer to a customer/client/partner or anticipated customer/client/partner at the time Employee’s employment with the Company ended.  Competitive Services does not include any service that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Employee’s employment with the Company ends.

d.Competitive Products.  “Competitive Products” means products that serve the same function as, or that could be used to replace, products the Company provided to, offered to, or was in the process of developing for a present, former, or future possible customer/client/partner at any time during the twelve (12) months immediately preceding the last day of Employee’s employment.  Competitive Products does not include any product that the Company no longer provides and/or does not intend to provide in the 12-month period following the date on which Employee’s employment with the Company ends.

e.Direct Competitor.  “Direct Competitor” means a person, business or company providing Competitive Products or Competitive Services anywhere in the United States.  “Direct Competitor” does not include any business which the parties have agreed in writing to exclude from the definition, and the Company will not unreasonably or arbitrarily withhold such agreement.

3.OWNERSHIP RIGHTS.  In the course of his employment with MEC, Employee may have or may be creating, designing, drafting, developing or adding to the Company’s inventions or copyrights.  Employee shall promptly communicate all such work product to the Company.

a.Inventions.  Any design, improvement, discovery, computer program, software development, mechanical development, hardware, know how, product or service idea, whether or not patentable or subject to copyright protection, developed by Employee during his period of employment with the Company shall be considered a “Company Invention” that belongs to the Company if it:  (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, or trade secrets; (c)  at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company (collectively, “Company Inventions”).  Employee assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Employee’s entire right, title, and interest in all Company Inventions (as just defined), and any patent rights arising therefrom.

b.Copyrights.  Any material written, created, designed, discovered, or drafted by Employee for the Company or connected to Employee’s employment with the Company shall be considered a work for hire and the property of the Company.  With respect to all intellectual property that is first created and prepared by Employee that is not covered by the definition of a “work made for hire” under 17 U.S.C. § 101 of the U.S. Copyright Act of 1976, such that Employee would be regarded as the copyright author and owner, Employee hereby assigns and agrees to assign to the Company, and the Company accepts and agrees to accept, Employee’s entire right, title, and interest in and to such works, including all copyrights therein.

c.Trade Secrets.  Any trade secret (as defined by law) developed by Employee during his period of employment with the Company shall belong to the Company if it:  (a) involved the use of working time; (b) involved the use of Company equipment, supplies, facilities, trade secrets or Protected Information; (c) at the time conceived or first reduced to practice, related to the Company’s current or planned business activities; or (d) resulted from work performed for the Company.  Employee assigns and agrees to assign to the Company all rights in all Company trade secrets (as just described) and any patent rights arising therefrom.

d.Cooperation.  When requested by the Company, during or after employment, Employee will support and cooperate with the Company in pursuing any patent, copyright, or trade secret protection in the United States and foreign countries for any Company Invention or work for hire.  Employee will sign such assignments or other documents considered necessary by the Company to convey ownership and exclusive rights, including patent rights, to the Company.  The costs of obtaining and defending patent and copyright rights shall be paid by the Company, and the Company shall pay reasonable compensation to Employee for his services under this Section 3.d. if Employee is not then employed by the Company.

If Employee does not or will not sign any such document the Company requests, then Employee hereby irrevocably designates the Company and its officers and agents as his agents and attorneys-in-fact to act for and on his behalf and to execute such documents as needed to carry out the Company’s rights established in this Section 3.

e.Prior Inventions.  Employee has identified by listing immediately below all inventions, original works of authorship, developments, and improvements which were made by Employee prior to employment with the Company, which belong to Employee and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”):  None(continued on separate page if necessary).  If nothing is identified above, then Employee acknowledges that there are no Prior Inventions.  If, in the course of employment with the Company, Employee incorporates any Prior Inventions into any work for hire, Company Invention, or Company trade secret, Employee grants the Company an irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the Prior Invention so incorporated.

f.Notice of Limits to Assignment.  The provisions of this Section 3 do not apply to any work product that Employee developed entirely on his own time without using Company equipment, supplies, facilities, trade secrets or Protected Information, unless the work product (1) relates to the Company’s business or demonstrably anticipated business, (2) relates to the Company’s actual or demonstrably anticipated research or development, or (3) results from any work performed by Employee for the Company.

4.CONFIDENTIALITY.

a.Necessity.  In the course of his employment with the Company, Employee may have or may be making use of, acquiring, or adding to the Company’s Protected Information.  In addition, Employee’s work for the Company requires Employee be provided access to valuable Protected Information.  The Protected Information to which Employee will have access is valuable to the Company and/or its customers and business partners and each party takes steps to maintain the secrecy and confidential nature of these matters, including the regular use of computer passwords, locks and other security measures, and requires employees with access to this information to execute agreements similar to this Agreement where possible.  Employee acknowledges that the Company will not provide Employee (on a going forward basis) with access to the valuable Protected Information unless Employee executes this Agreement.

b.Promises.  Employee makes the following promises regarding Protected Information.  Nothing in the following promises is intended to restrict Employee’s opportunities for employment.  The promises in this Section 4.b. are made to ensure that Employee does not use Protected Information except for the Company’s benefit.

i.Promise To Protect.  Employee promises to protect and maintain the confidentiality of Protected Information while employed by the Company.  Employee will follow all Company policies and procedures for the protection and security of this information.  Employee will also immediately report to management any potential or actual security breach or loss.

ii.Promise to Return.  Employee agrees to return (and not retain) any and all materials reflecting Protected Information that he or she may possess (including all Company-owned equipment) immediately upon end of employment or upon demand by the Company.

iii.Promise Not To Use Or Disclose.  Employee agrees to not use or disclose, except as necessary for the performance of his or her services on behalf of the Company or as required by law or legal process, any Protected Information where such use or disclosure would be detrimental to the interests of the Company.  This promise applies only for so long as such Protected Information remains confidential and not generally known to, and not readily ascertainable through proper means by, the Company’s competitors, or two years following the end of Employee’s employment with the Company, whichever occurs first. And, because the Company has significant sales throughout the United States (as referenced in paragraph 1 above), and because Protected Information is generally very portable and transferable without geographic borders or constraints, this prohibition applies throughout the United States.

c.Legal Proceedings, Government Investigations and Legal Actions.  If Employee is requested or required to provide Protected Information in a legal proceeding other than a government investigation or government legal action, Employee will promptly notify the Company of the request so that the Company may either seek an appropriate protective order or waive Employee’s obligations under this Agreement.  However, nothing in this Agreement prohibits Employee from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.  Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that he or she made such reports or disclosures.  Further, to the extent employee is covered by the National Labor Relations Act, nothing in this Agreement is intended (nor does it) prevent Employee from discussing applicable terms and conditions of employment, such as compensation and benefits and the like.

5.RESTRICTIVE COVENANTS.  Employee understands and agrees that the Company has legitimate interests in protecting its goodwill, relationships with customers, clients and business partners, and in maintaining its Protected Information, and hereby agrees that the following restrictions are appropriate to protect such interests and are narrowly construed to meet such goals.

a.Non-Solicitation.  Employee acknowledges that the relationships and goodwill that Employee develops with Company Customers as a result of his employment belong to the Company and that using such relationships and goodwill against the interests of the Company would be unfair.  Employee further acknowledges that because those relationships and goodwill are based on personal trust, the Company will need an opportunity, free from interference by Employee, to secure the relationships and goodwill for itself after Employee’s employment ends.  Employee therefore agrees that while employed by the Company and for a period of twenty-four (24) months after Employee’s employment with the Company ends, for whatever reason, Employee will not, and will not assist anyone else to, (1) solicit or encourage any Company Customer to terminate or diminish its relationship with the Company relating to Competitive Services or Competitive Products; or (2) seek to persuade any Company Customer to conduct with anyone other than the Company any business or activity relating to Competitive Services or Competitive Products that such Company Customer conducts or could conduct with the Company.

b.Non-Competition.  Employee agrees that while employed by the Company and for a period of twenty-four (24) months after Employee’s employment with the Company ends for any reason, Employee will not, on Employee’s own behalf, or on behalf of any other person or entity, directly or indirectly, provide services to a Direct Competitor in a role where Employee’s knowledge of Protected Information is likely to affect Employee’s decisions or actions for the Direct Competitor, to the detriment of the Company.

c.Non-Interference.  Employee agrees that during his or her employment with the Company, and for a period of twenty-four (24) months from the termination of employment with the Company for any reason whatsoever, Employee shall not, either personally or in conjunction with others either (a) solicit, interfere with, or endeavor to cause any Restricted Employee of the Company to leave his or her employment in order to work for a Direct Competitor, or (b) otherwise induce or attempt to induce any such Restricted Employee to terminate employment with the Company in order to work for a Director Competitor.  A “Restricted Employee” is an employee of the Company with whom Employee has a managing or reporting relationship (direct or dotted line), which could be exploited by Employee to persuade the Restricted Employee to leave his or her employment with the Company, and whom has special knowledge and/or information (including access to Protected Information) that could cause the Company damage/harm if he or she went to work for a Direct Competitor.  Nothing in this Section 5 is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

6.REASONABLE RESTRICTIONS.  Employee agrees that the terms and conditions in Sections 2 through 5 are reasonable and necessary for the protection of the Company’s business and to prevent damage or loss to the Company as the result of action taken by Employee.  Employee acknowledges that he or she could continue to actively pursue his or her career and earn sufficient compensation without breaching any of the restrictions contained in these Sections.

7.EQUITABLE RELIEF.  Employee agrees that damages would be an inadequate remedy for the Company in the event of breach or threatened breach of Employee’s obligations under Sections 2 through 5, and thus, in any such event, the Company may, either with or without pursuing any potential damage remedies, immediately obtain and enforce an injunction prohibiting Employee from violating the promises in these Sections.  Employee understands that this provision regarding the issuance of an injunction does not limit any remedies at law or equity otherwise available to the Company.

8.TRADE SECRETS/DEFEND TRADE SECRETS ACT.  Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Employee of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.  Additionally, nothing in this Agreement is intended to discourage Employee from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law.  Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

a.An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

9.NOTICE.  Employee agrees that he will give notice of this Agreement and Employee’s obligations to comply with its terms to any person or organization that Employee may become associated with during the first two (2) years after the termination of his employment with the Company.  Employee further agrees that the Company may, if it desires, send a copy of this Agreement to, or otherwise make the provisions in Sections 2 through 5 hereof known to any such person, firm or entity during that time.

10.CLAIMS BY EMPLOYEE.  Employee acknowledges and agrees that any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

11.CONSIDERATION.  Employee acknowledges that he shall be provided valuable confidential information, including Protected Information, continued employment, may be provided equity or equity opportunities in the Company, and/or enhanced retirement benefits, for the promises he has made in this Agreement.  Employee acknowledges that if he did not enter in to this Agreement, the Company would not continue to employ him, allow him access to Protected

Information necessary for Employee to do his job, provide equity or the opportunity for equity (if provided), provide various retirement benefits or allow Employee to participate in the development of Protected Information.

12.EMPLOYMENT STATUS.  This Agreement does not create any rights to continued employment.  Employee and the Company agree that Employee is (and if previously employed remains) an at-will employee and each (Employee and the Company) retains their right to end the employment relationship with or without prior notice or reason.  Employee acknowledges and agrees that if the Company ends the employment relationship, he remains subject to the restrictions and requirements outlined in this Agreement for the periods identified in this Agreement.

13.REPRESENTATIONS.  Employee represents and warrants that he is free to enter into this Agreement and is not currently subject to any agreement or other obligation that would prevent Employee from engaging in the duties and responsibilities associated with his employment on behalf of the Company.  Employee further represents and warrants that he will not divulge or use any confidential information or trade secrets of another, including any prior employer, in the course of performing any services for the Company.

14.NO WAIVER.  The failure to insist upon the performance of any of the terms and/or conditions of this Agreement, or the waiver of any breach of any of the terms and/or conditions of this Agreement, shall not be construed as thereafter waiving any such terms and/or conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

15.ASSIGNMENT.  The Company may assign this Agreement to its successors in connection with the sale of all or part of its business, and that successor may enforce this Agreement against Employee.

16.SURVIVING TERMS.  Sections 2 through 11 shall survive the termination of Employee’s employment between Employee and the Company.  The parties acknowledge that those Sections are necessary in order to protect the legitimate business interests of the Company.

17.REVIEW BY COUNSEL.  Employee represents that he has had an opportunity to have this Agreement reviewed by counsel of his own choice prior to entering into this Agreement.

18.DIVISIBILITY OF AGREEMENT OR MODIFICATION BY COURT.  To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision.  In the event that any provision of this Agreement is held to be invalid, it shall be, to the further extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision.  However, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

19.MODIFICATION OR AMENDMENT.  This Agreement may not be modified or amended except through a writing signed by hand by both Employee and the authorized representative of the Company, except as required by a court with competent jurisdiction in order to enforce this Agreement.

20.EXECUTION OF AGREEMENT.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument.  Further, this Agreement may be signed and delivered by means of facsimile or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile or scanned signatures as a defense to the formation of this Agreement.

21.COMPLETE AGREEMENT.  This Agreement constitutes the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements regarding the assignment of intellectual property, confidentiality, trade secrets, competition and non-solicitation.  Employee may not rely on any prior discussions, statements or agreements regarding Employee’s restrictive covenants or obligations on the matters covered in this Agreement.

22.EXCLUSIVE VENUE.  Employee and MEC agree that any dispute relating to this Agreement shall be brought only in a state or federal court with jurisdiction in Milwaukee County, Wisconsin; both Employee and MEC consent to such courts as the exclusive venue for any such disputes.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND FULLY ALL ITS TERMS.

Date:	March 31, 2022

EMPLOYEE:		MAYVILLE ENGINEERING COMPANY, INC.

Sign:	/s/ Robert D. Kamphuis	By:	/s/ Steve Fisher

Print Name:	Robert Kamphuis	Printed Name:	Steve Fisher

		Its:	Director